Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-76742, Form S-8 No. 333-130103, Form S-8 No. 333-152675, and From S-8 No. 333-47473) pertaining to The PMI Group Inc. Savings and Profit Sharing Plan of our report dated June 28, 2010, with respect to the financial statements and schedule of The PMI Group, Inc. Savings and Profit Sharing Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2009.

/s/ Ernst & Young LLP

San Francisco, California

June 28, 2010